                  THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO
                   CERTAIN PROVISIONS CONTAINED HEREIN AND TO
                         RESALE RESTRICTIONS UNDER THE
                       SECURITIES ACT OF 1933, AS AMENDED


          STOCK OPTION AGREEMENT (this "Agreement"), dated as of May 9, 1999, between Xoom.com, Inc., a Delaware corporation ("Issuer"), and National
                                                 ------
Broadcasting Company, Inc., a Delaware corporation ("Grantee").
                                                     -------

                              W I T N E S S E T H:

          WHEREAS, Issuer, Xenon 2, Inc., a Delaware corporation ("Xenon 2"),
                                                                   -------
Xenon 3, Inc., a Delaware corporation ("Xenon 3"), Snap! LLC, a Delaware limited
                                        -------
liability company, and CNET, Inc., a Delaware corporation ("CNET"), are parties
                                                            ----
to an Agreement and Plan of Contribution and Merger, dated as of the date hereof (the "Xenon 2 Merger Agreement"), pursuant to which, among other things, the
      ------------------------
parties thereto have agreed that (i) Xenon 3 will merge with and into Issuer, with Issuer as the surviving corporation, and each outstanding share of common stock, par value $0.0001 per share, of Issuer (the "Common Stock") will be
                                                    ------------
converted into one share of Class A common stock, par value $0.0001 per share, of Xenon 2 (the "Xenon 2 Common Stock") and (ii) CNET will contribute certain of
                 --------------------
its assets to Xenon 2 in exchange for shares of Class A Common Stock;

          WHEREAS, Issuer, Xenon 2, Grantee, Neon Media Corporation, a Delaware corporation ("NMC") and GE Investments Subsidiary, Inc., a Delaware corporation
              ---
("GE Investments Sub") are parties to an Agreement and Plan of Contribution,
  ------------------
Investment and Merger dated as of the date hereof,  (the "NMC Merger Agreement"
                                                          --------------------
and together with the Xenon 2 Merger Agreement, the "Merger Agreements")
                                                     -----------------
pursuant to which, among other things, the parties thereto have agreed that (i) Grantee will contribute or cause its subsidiaries to contribute to NMC certain assets, (ii) NMC will merge with and into Xenon 2, with Xenon 2 as the surviving corporation, and the stockholder of NMC will receive shares of Class B Common Stock (iii) Grantee will contribute certain assets to Xenon 2 in exchange for shares of Class B Common Stock and (iv) GE Investments Sub will purchase a convertible note from Xenon 2 in exchange for a combination of cash and the assignment from GE Investments Sub to Xenon 2 of a note issued by Grantee;

          WHEREAS, as a condition to Grantee's entering into the NMC Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as defined below); and

          WHEREAS, the Board of Directors of Issuer has determined that the grant of the Option is advisable and in the best interests of Issuer and its stockholders and has approved the grant of the Option as described herein.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the NMC Merger Agreement and intending to be legally bound, the parties hereto agree as follows:

          1.   The Option.  (a)  Issuer hereby grants to Grantee an
               ----------
unconditional, irrevocable option (the "Option") to purchase, subject to the
                                        ------
terms hereof, up to 3,415,249 fully paid and nonassessable shares of Issuer's common stock, par value $0.0001 per share (the "Common Stock"), at a price of
                                                ------------
$73.50 per share (such price, as adjusted if applicable, the "Option Price");
                                                              ------------
provided that in no event shall the number of shares of Common Stock for which
--------
this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock at the time of exercise without giving effect to any shares subject or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

          (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (except for shares issued pursuant to this Agreement), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to breach any provision of the Merger Agreements.

          2.   Exercise; Transfer of Shares; Closing.  (a) Grantee and/or any
               -------------------------------------
person that shall become a holder of all or part of the Option in accordance with the terms of this Agreement (each such person being referred to herein as the "Holder") may exercise the Option, in whole or part, and from time to time, but only following an Initial Triggering Event (as defined below) that occurs prior to the occurrence of an Exercise Termination Event (as defined below).

          (b) Each of the following shall be an "Exercise Termination Event":
                                                 --------------------------

               (i) the Effective Time (as defined in the NMC Merger Agreement);

               (ii) termination of the NMC Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial

     Triggering Event, except a termination by Grantee pursuant to Section 9.1(h) of the NMC Merger Agreement; and

               (iii) The passage of 12 months after termination of the NMC Merger Agreement (or such later period as provided in Section 10) if such termination (A) follows or is concurrent with the occurrence of an Initial Triggering Event or (B) is a termination by Grantee pursuant to Section 9.1(h) of the NMC Merger Agreement.

          (c) The term "Initial Triggering Event" shall mean any of the
                        ------------------------
following events or transactions (other than the transactions contemplated by Articles II and III of the Xenon 2 Merger Agreement) occurring after the date hereof:

               (i) Issuer, without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined below) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its subsidiaries or affiliates (each a "Grantee Party") or the Board of Directors of Issuer shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction (other than the transactions referred to in the NMC Merger Agreement). For purposes of this Agreement, "Acquisition Transaction" shall mean any (x) direct or indirect acquisition or purchase of 20% or more of the assets (based on the fair market value thereof) of Issuer and its subsidiaries, taken as a whole, or of 20% or more of any class of equity securities of Issuer or any of its subsidiaries or any tender offer or exchange offer (including by Issuer or its subsidiaries) that if consummated would result in any person having beneficial ownership (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in
     Section 13(d) of the Exchange Act, and the rules and regulations thereunder) of 20% or more of any class of equity securities of Issuer or any of its subsidiaries, or (y) any merger, consolidation, business combination, sale of all or substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving Issuer or any of its subsidiaries; provided, however, that in no event shall any merger,
                       --------  -------
     consolidation, sale or similar transaction involving only the Issuer and one or more of its wholly-owned subsidiaries or involving only any two or more of such wholly-owned subsidiaries, be deemed to be an Acquisition Transaction if such transaction is not entered into in violation of the terms of the NMC Merger Agreement;

               (ii) Issuer, without having received Grantee's prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Party, or the Board of Directors of Issuer shall have failed to recommend or shall have publicly withdrawn or modified, or publicly announced its intention to withdraw or modify, in any manner adverse to Grantee, its recommendation that the stockholders of Issuer adopt the Xenon 2 Merger Agreement in anticipation of engaging in an Acquisition Transaction;

               (iii) The stockholders of Issuer shall have voted and failed to adopt the Xenon 2 Agreement, or shall have voted and failed to instruct Issuer, as sole stockholder of Xenon 2, to vote to adopt the NMC Merger Agreement, at a meeting which has been held for that purpose or at any adjournment or postponement thereof, or such meeting shall not have been held in violation of the NMC Merger Agreement or shall have been canceled prior to termination of the NMC Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to such termination), any person (other than the Grantee or a Grantee Party) shall have made a bona fide proposal to Issuer or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

               (iv) (a) Any person other than Grantee, any Grantee Party or any Issuer subsidiary acting in a fiduciary capacity in the ordinary course of its business shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) or filed a registration statement with respect to a tender offer or exchange offer to purchase any shares of Common Stock such that upon consummation of such offer such person would acquire beneficial ownership of, 20% or more of the then outstanding shares of Common Stock or (b) any group (the term "group" having the meaning assigned in Section 13(d)(3) of the Exchange Act), other than a group of which the Grantee or any Grantee Party is a member, shall have been formed that beneficially owns 20% or more of the shares of Common Stock then outstanding; or

               (v) After a third party shall have made a bona fide proposal to Issuer or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction, Issuer shall have terminated the NMC Merger Agreement pursuant to Section 9.1(g) thereof or shall have breached any covenant or obligation contained in the Merger Agreements and such breach
     (x) would entitle a party other than Issuer to terminate such Merger Agreement and (y) shall not have been cured prior to the Notice Date (as defined below).

          (d) The term "Subsequent Triggering Event" shall mean either of the
                        ---------------------------
following events or transactions occurring after the date hereof:

               (i) The acquisition by any person or by a group of beneficial ownership of 50% or more of the then outstanding Common Stock; or

               (ii) The Issuer, without having received Grantee's prior written consent, shall have entered into an agreement relating to a Takeover Proposal (as defined in the NMC Merger Agreement) with any person other than Grantee or any Grantee Party or the Board of Directors of Issuer shall have accepted or approved or recommended that the stockholders of Issuer accept or approve a Takeover Proposal or shall have resolved to do any of the foregoing.

          (e) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event of which it has notice (any such event, a "Triggering Event"), it being understood that the
                           ----------------
giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

          (f) In the event the Holder is entitled to and wishes to exercise the option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the
                                               -----------
total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date");
                                                                 ------------
provided that if prior notification to or approval of any regulatory agency is
--------
required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the option shall be deemed to occur on the Notice Date relating thereto.

          (g) At the closing referred to in subsection (f) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer; provided that failure or refusal of Issuer to designate such a bank account
--------
shall not preclude the Holder from exercising the Option.

          (h) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (g) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares of Common Stock purchasable hereunder, and the Holder shall deliver to Issuer a copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

          (i) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

          "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

          It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the
                                                             --------
above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares of Common Stock delivered pursuant hereto have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

          (j) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (f) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder.

          3.   Covenants of Issuer.  In addition to its other agreements and
               -------------------
covenants herein, Issuer agrees: (i) that it shall at all times maintain, free from subscriptive or preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by an amendment to its certificate of incorporation or by-laws or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder) in order to permit the Holder to exercise the Option and Issuer to duly and effectively issue shares of Common Stock pursuant hereto; (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution; and (v) not to enter or agree to enter into any agreement for an Acquisition Transaction or a Takeover Proposal unless the other party or parties thereto agree to assume in writing all of Issuer's obligations hereunder; provided that nothing in this
                                                  --------
Section 3 or elsewhere in this Agreement shall be deemed to authorize Issuer to breach any provision of the Merger Agreements. Notwithstanding any notice of revocation delivered pursuant to the proviso to Section 7(c), a Holder may require such other party or parties to perform Issuer's obligations under
Section 7(a) unless such other party or parties are prohibited by law or regulation from such performance.

          4.   Exchange; Replacement.  This Agreement and the Option granted
               ---------------------
hereby are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as
                                                   ---------       ------
used herein include any Agreements and related options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

          5.   Adjustments.  In addition to the adjustment in the number of
               -----------
shares of Common Stock that are purchasable upon exercise of the option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, reclassifications, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer's obligations hereunder.

          6.   Registration.  Upon the occurrence of a Triggering Event that
               ------------
occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 12 months (or such later period as provided in Section
10) of such Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), file within 60 days (which period may be tolled by up to 60 consecutive days if the Issuer, in its good faith reasonable judgment after having consulted with outside counsel, determines that such registration would be materially adverse to the Issuer) and keep current a shelf registration statement under the 1933 Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this option and any shares of Common

Stock issued upon total or partial exercise of this Option ("Option Shares") in
                                                             -------------
accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for a period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary, in the judgment of the Grantee or the Holder, to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. In connection with such registrations, the Issuer shall bear its attorneys' fees and any accounting fees, printing and mailing costs and SEC, NASD, Nasdaq, state blue sky and other filing fees and Grantee shall bear its discounts or commissions and brokers fees and the fees and disbursements of Grantee's counsel related thereto. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such
                                    --------  -------
required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided
                                                                    --------
further, however, that if such reduction occurs, then the Issuer shall file a
-------  -------
registration statement for the balance of such shares of Common Stock issuable pursuant to this Option as promptly as practical following such reduction and no reduction in the number of shares of Common Stock to be sold by the Holder shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities, opinions of counsel and other agreements customarily included in secondary offering underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this Section 6 by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

          7.   Repurchase of Option and/or Option Shares.  (a) At any time after
               -----------------------------------------
the occurrence of a Repurchase Event (as defined below), (i) following a request of the Holder, given prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price")
                                                       -----------------------
equal to the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 90 days of such occurrence (or such later
           -----
period as provided in Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the Market/Offer Price multiplied by
 -----------------------------
the number of Option Shares so designated; provided, however, that the Option
                                           --------  -------
Repurchase Price and the Option Share Repurchase Price, individually and in the aggregate and as paid from time to time, shall be subject to the limitations on Total Profit set forth in Section 14. The term "Market/Offer Price" shall mean
                                                ------------------
the greatest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price per share of Common Stock within the six-month period immediately preceding the date on which the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, and (iv) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm mutually selected by the Holder or the Owner, as the case may be, on the one hand, and the Issuer, on the other, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm mutually selected by the Holder or Owner, as the case may be, on the one hand, and the Issuer, on the other.

          (b) Following a Repurchase Event, the Holder or the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares, as the case may be, in accordance with the provisions of this Section 7. Prior to the later of (x) the date that is five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto and (y) the day on which a Repurchase Event occurs, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

          (c) To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter shall deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, in each case within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time
                                   --------  -------
after delivery of a notice of repurchase delivered by the Holder or the Owner pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as the case may be, the Option Repurchase Price or the Option Share Repurchase Price, respectively, in full, (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

          (d) For purposes of this Section 7, a Repurchase Event shall mean and shall be deemed to have occurred (i) upon the consummation of any merger, consolidation or similar transaction involving Issuer or any purchase, lease or other acquisition of all or a substantial portion of the assets of Issuer, other than any such transaction which would not constitute an Acquisition Transaction pursuant to the proviso to Section 2(c)(i) hereof or (ii) upon the acquisition by any person of beneficial ownership of more than 50% of the then outstanding shares of Common Stock; provided that no such event shall constitute a
                        --------
Repurchase Event unless a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event. The parties hereto agree that Issuer's obligations to repurchase the Option or Option Shares under this Section 7 shall not terminate upon the occurrence of an Exercise Termination Event unless no Subsequent Triggering Event shall have occurred prior to the occurrence of an Exercise Termination Event.

          8.   Substitute Option.  (a)  In the event that prior to an Exercise
               -----------------
Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of
                     -----------------
either (x) the Acquiring Corporation (as defined below) or (y) any person that controls the Acquiring Corporation.

          (b) The following terms have the meanings indicated:

               (1) "Acquiring Corporation" shall mean (i) the continuing or
                    ---------------------
     surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing, surviving or acquiring person, and (iii) the transferee of all or substantially all of Issuer's assets.

               (2) "Substitute Common Stock" shall mean the common stock (or
                    -----------------------
     similar equity interest) issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

               (3) "Assigned Value" shall mean the Market/Offer Price, as
                    --------------
     defined in Section 7.

               (4) "Average Price" shall mean the average closing price of a
                    -------------
     share of the Substitute Common Stock for the one year immediately preceding the consolidation merger or sale in question but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is
                                                   --------
     the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

          (c) The Substitute Option shall have the same terms as the Option; provided that if the terms of the Substitute Option cannot, for legal reasons,
--------
be the same as the Option, such terms shall be as similar as possible to the terms of the Option and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

          (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

          (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option
                                                           -----------------
Issuer") shall make a cash payment to Holder equal to the excess of (i) the
------
value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be.

          (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

          9.   Repurchase of Substitute Option.  (a)  At the request of the
               -------------------------------
holder of the Substitute Option (the "Substitute Option Holder"), the Substitute
                                      ------------------------
Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the sum of
                        ----------------------------------
the amount by which (i) the Highest Closing Price (as defined below) exceeds
(ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised (after giving effect to any limitations under the provisions of
Section 14 hereof), and at the request of the Owner (the "Substitute Share
                                                          ----------------
Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the
                                                   -----------------
Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price
 ---------------------------------
multiplied by the number of Substitute Shares so designated.  The term "Highest
                                                                        -------
Closing Price" shall mean the highest closing price for shares of Substitute
-------------
Common Stock within the six month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase or the Substitute Shares, as applicable.

          (b) The Substitute Option Holder or the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option or the Substitute Shares, as the case may be, pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal executive office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares, as the case may be, in accordance with the provisions of this Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices delivered pursuant to this subsection (b) of this Section 9 relating thereto, the Substitute Option

Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price or, in either case, the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

          (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Shares in part or in fully, the Substitute Option Issuer, following a request for repurchase pursuant to this Section 9, shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and shall thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, that portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, in each case, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer at any time after
--------  -------
delivery of a notice of repurchase delivered by the Substitute Share Owner or Substitute Option Holder pursuant to subsection (b) of this Section 9 is prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Common Shares it is then so prohibited from repurchasing.

          10.  Extension.  The period for exercise of certain rights under
               ---------
Sections 2, 6, 7, 9 and 13 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; (ii) during any period for which an injunction or similar legal prohibition on exercise shall be in effect; and
(iii) to the extent necessary to avoid liability under section 16(b) of the Exchange Act by reason of such exercise.

          11.  Representations and Warranties of Issuer.  Issuer hereby
               ----------------------------------------
represents and warrants to Grantee as follows:

          (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

          (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of al claims, liens, encumbrances and security interests and will not be subject to any preemptive rights.

          (c) The execution, delivery and performance of this Agreement does not or will not, and the consummation by Issuer of any of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of or a default under, its articles or certificate of incorporation or by-laws, or the comparable governing instruments of any of its subsidiaries, or (ii) a breach or violation of or a default under, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of it or any of its subsidiaries (with or without the giving of notice, the lapse of time or both) or under any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of its subsidiaries is subject.

          (d) No "fair price", "moratorium", "control share acquisition" or other similar anti-takeover statute or regulation enacted under state or federal laws applicable to the Issuer or any of its Subsidiaries is applicable to this Agreement or any of the transactions contemplated hereby. The action of the Board of Directors of the Issuer in approving this Agreement and the transactions contemplated hereby are sufficient to render inapplicable to this Agreement and the transactions contemplated hereby the restrictions on "business combinations" (as defined in Section 203 of the General Corporation Law of the State of Delaware) set forth in the General Corporation Law of the State of Delaware.

          12.  Representations and Warranties of Grantee.  Grantee hereby
               -----------------------------------------
represents and warrants to Issuer that:

          (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

          (b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in conformance with this Agreement and in a transaction registered or exempt from registration under the Securities Act.

          13.  Assignment.  Neither of the parties hereto may assign any of its
               ----------
rights or obligations under this Agreement or the option created hereunder to any other person, without the express written consent of the other party, except that Grantee may assign in whole or in part the Option created hereunder and its rights and obligations under this Agreement to CNET and, except that in any event a Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 12 months following such Triggering Event (or such later period as provided in Section 10).

          14.  Total Profit  (a)  Notwithstanding any other provision of this
               ------------
Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed $56,707,803, and if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (i) reduce the number of shares of Common Stock subject to this Option, (ii) deliver to Issuer for cancellation Option Shares previously purchased by Grantee, (iii) pay cash to Issuer, or (iv) any combination thereof, so that Grantee's actually realized Total Profit shall not exceed such amount after taking into account the foregoing actions.

          (b) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) of more than $56,707,803; provided that nothing in this sentence shall restrict any exercise
             --------
of the Option permitted hereby on any subsequent date.

          (c) As used herein, the term "Total Profit" shall mean the aggregate
                                        ------------
amount (before taxes) of the following (without duplication): (i) the amount received by Grantee pursuant to Issuer's repurchase of the Option (or any portion thereof) pursuant to Section 7, (ii) (x) the amount received by Grantee pursuant to Issuer's repurchase of Option Shares pursuant to Section 7, less (y) the Grantee's purchase price for such Option Shares, (iii) (x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee's purchase price of such Option Shares,
(iv) any amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party, and
(v) any amount equivalent to the foregoing with respect to the Substitute
Option.

          (d) As used herein and subject to Section 14(a), the term "Notional
                                                                     --------
Total Profit" with respect to any number of shares as to which Grantee may
------------
propose to exercise this option shall be the Total Profit determined as of the date of such proposed exercise assuming that this Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

          15.  Right of First Refusal.  If, within 12 months immediately
               ----------------------
following the first purchase of shares of Common Stock pursuant to the Option, Grantee shall desire to sell, assign, transfer or otherwise dispose of all or any of the Option or the shares of Common Stock or other securities acquired by it pursuant to the Option, it shall give Issuer written notice of its intent to sell (an "Offeror's Notice") specifying the securities to be sold, the price and the material terms of any agreement relating thereto. An Offeror's Notice may be given at any time. An Offeror's Notice shall be deemed an offer by Grantee to Issuer, which may be accepted within 10 business days of the receipt by Issuer of such Offeror's Notice, on the same terms and conditions and at the same price at which Grantee is proposing to transfer the Option or such shares or other securities. If Issuer (or one of its affiliates) exercises its right of first refusal, the closing of the purchase of the Option or any such shares or other securities by Issuer (or one of its affiliates) shall take place within 5 business days after the notice of such exercise and the purchase price shall be paid to Grantee in immediately available funds; provided that at any time prior
                                                --------
to the closing of the purchase of the Option or any shares or other securities hereunder, Grantee may determine not to sell the Option or such shares or other securities and revoke the Offeror's Notice and, by so doing, cancel Issuer's right of first refusal with respect thereto. If prior notification to or approval of any regulatory authority is required in connection with such purchase, Issuer shall promptly file the required notice or application for approval and shall expeditiously process the same (and Grantee shall cooperate with Issuer in the filing of any such notice or application and the obtaining of any such approval) and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (a) the required notification period has expired or been terminated or (b) such approval has been obtained and, in either event, any requisite waiting period shall have passed. In the event of a failure or refusal of Issuer to purchase all of the Option or all of the shares or other securities covered by an Offeror's Notice or if any regulatory authority disapproves Issuer's proposed purchase of any portion of the Option or such shares or other securities, Grantee may, within 60 days from the date of the Offeror's Notice (subject to any necessary extension for regulatory notification, approval or waiting periods), sell or enter into an agreement to sell all, but not less than all, of such portion of the Option or such shares or other securities at no less than the price specified in the Offeror's Notice and on terms no more favorable than those set forth in the Offeror's Notice. The requirements of this Section 16 shall not apply to (a) any disposition under Rule 144 or any other disposition as a result of which a transferee would beneficially own not more than 4.9% of the outstanding voting power of Issuer,
(b) any disposition of Common Stock or other securities by a person to whom Grantee has assigned its rights under the Option with the consent of Issuer, (c) any sale by means of a public offering registered under the 1933 Act, (d) any transfer to a wholly-owned subsidiary of Grantee which agrees in writing to be bound by the terms hereof or (e) any transfer in a tender offer or exchange offer or by operation of law upon consummation of a merger or consolidation.

          16.  Best Efforts.  Each of Grantee and Issuer will use its best
               ------------
efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary for the consummation of the transactions contemplated by this Agreement, including without limitation making application for quotation on the Nasdaq National Market (or, in the case of any Substitute Shares, for listing or quotation on the principal exchange or quotation system on which they trade) of the shares issuable hereunder upon official notice of issuance.

          17.  Specific Performance.  The parties hereto acknowledge that
               --------------------
damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

          18.  Severability.  If any term, provision, covenant or restriction
               ------------
contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

          19.  Notices.  All notices, requests, claims, demands and other
               -------
communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the NMC Merger Agreement or such other address as shall be provided in writing.

          20.  Governing Law.  This Agreement shall be governed by and construed
               -------------
in accordance with the laws of the State of New York without regard to conflicts of laws principles thereof.

          21.  Counterparts.  This Agreement may be executed in two or more
               ------------
counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          22.  Expenses.  Except as otherwise expressly provided herein, each of
               --------
the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

          23.  Entire Agreement.  Except as otherwise expressly provided herein
               ----------------
or in the Merger Agreements, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

          24.  Captions; Capitalized Terms.  The section and paragraph captions
               ---------------------------
herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreements.

          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                        XOOM.COM, INC.


                                        By  /s/ Chris Kitze
                                           ------------------------------------
                                             Name:   Chris Kitze
                                             Title:  Chairman



                                        NATIONAL BROADCASTING COMPANY, INC.


                                        By   /s/ Thomas A. Rogers
                                           ------------------------------------
                                             Name:    Thomas A. Rogers
                                             Title:   Executive Vice President